Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-17007) pertaining to the Farm Bureau 401(k) Savings Plan of our report dated June 25, 2008 with respect to the financial statements and supplemental schedule of the Farm Bureau 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
Des Moines, Iowa
June 25, 2008